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                                                                    EXHIBIT 99.1

FRB | WEBER SHANDWICK                                   NEWS
    | FINANCIAL COMMUNICATIONS

AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
--------------                     --------------------------------
James W. Christmas                 Marilynn Meek - General Info (212) 445-8451
President and CEO                  Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006                     Suzie Pileggi- Media Info (212) 445-8170

FOR IMMEDIATE RELEASE
---------------------
December 13, 2002

                     KCS ENERGY INC. ANNOUNCES EXTENSION OF
                        MATURITY DATE ON CREDIT FACILITY

HOUSTON, TX, DECEMBER 13, 2002 -- KCS Energy, Inc. (NYSE: KCS) today announced that the maturity date on its bank credit facility has been extended from December 15, 2002 to January 7, 2003. The extension was agreed to in order to provide the additional time necessary to complete the previously announced proposed financing arrangements. The Company has agreed not to increase the amount outstanding under the existing facility ($0.5 million) during the extension period and to maintain cash balances that are at least equal to the amount outstanding. The financing arrangements are expected to close by the end of the year or shortly thereafter, although there is no assurance that this will occur. Initial proceeds from the financing will be used to redeem the remaining amount outstanding on the Company's Senior Notes due January 15, 2003.


KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the failure to obtain a new $60 million credit facility and amend or replace the existing bank credit facility, or obtain an extension of the maturity of the Senior Note obligations before the Senior Note obligations come due, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

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5555 San Felipe,  Suite 1200, Houston, TX 7705